Filed pursuant to Rule 424(b)(5)

Registration No. 333-264300

SUPPLEMENT NO. 1 TO

PROSPECTUS SUPPLEMENT DATED NOVEMBER 14, 2022

(To Prospectus dated April 29, 2022)

Delek Logistics Partners, LP

Common Units Representing Limited Partner Interests Having an

Aggregate Offering Price of Up to $25,000,000

This Supplement No. 1 to Prospectus Supplement (this “Supplement”), amends the prospectus supplement dated November 14, 2022 (the “Prospectus Supplement”). This Supplement should be read in conjunction with the Prospectus Supplement and the prospectus dated April 29, 2022 (the “Prospectus”). This Supplement is qualified by reference to the Prospectus Supplement, except to the extent that the information presented herein supersedes the information contained in the Prospectus Supplement.

On November 14, 2022, we entered into an equity distribution agreement (the “Equity Distribution Agreement”), with RBC Capital Markets, LLC as sales agent (the “Sales Agent”), relating to sales of our common units representing limited partner interests in Delek Logistics Partners, LP (the “Common Units”), offered by the Prospectus Supplement and the Prospectus through the Sales Agent. In accordance with the terms of the Equity Distribution Agreement, we were initially authorized to offer and sell an indeterminate number of Common Units that would result in the receipt of aggregate gross proceeds of up to $100,000,000 from time to time in transactions that are deemed to be “at the market offerings,” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended (the “ATM Offering”).

The purpose of this Supplement is to reduce the aggregate offering price of the Common Units that may be sold pursuant to the Equity Distribution Agreement from $100,000,000 to $25,000,000 (inclusive of the amount already sold pursuant to the Equity Distribution Agreement). As of March 6, 2024, we have sold $3,143,292 of our Common Units pursuant to the Equity Distribution Agreement, resulting in $21,856,708 of remaining availability after giving effect to the reduction. Except as modified by this Supplement, the terms of the ATM Offering remain unchanged, and the Equity Distribution Agreement remains in full force and effect.

Our Common Units trade on the New York Stock Exchange (“NYSE”) under the ticker symbol “DKL.” On March 6, 2024, the last reported sales price of our Common Units on the NYSE was $45.00 per Common Unit.

Investing in our Common Units involves risk. Limited partnerships are inherently different from corporations. You should review carefully the section titled “Risk Factors” beginning on page S-6 of the Prospectus Supplement and on page 2 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

RBC Capital Markets

The date of this Supplement No. 1 to Prospectus Supplement is March 7, 2024.